EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

October 1, 2007

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES APPOINTMENT OF

VICE PRESIDENT-CORPORATE DEVELOPMENT

FOR JUST-RITE SUBSIDIARY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that Joseph B. Shetler was appointed to the newly created position of Vice President-Corporate Development of the Corporation’s subsidiary, Just-Rite Supply, Inc. (“Just-Rite”). Just-Rite operates 12 distribution facilities engaged in the wholesale distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and other related building materials manufactured by other companies to contractors and sub-contractors.

Mr. Shetler has been in the lumber and building materials industry for approximately 30 years. From 1991 to 2007, Mr. Shetler was employed by Cox Lumber Co., a $400 million building products company, serving as its Vice President, Chief Administrative Officer for the last 10 years until its purchase by HD Supply, formerly a division of The Home Depot, where he was responsible for the integration of the Cox Lumber Co. operations into HD Supply. From 1987 to 1991 he was Vice President/General Manager of Panning Lumber until its purchase by Cox Lumber Co. Prior to his employment with Panning Lumber, Mr. Shetler was with 84 Lumber Company for approximately 10 years, including 4 years in which he was a regional manager for the Southeastern United States.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated, “We are excited about Mr. Shetler joining our Company and applying his background and expertise on behalf of Just-Rite to help introduce new products and improve our administrative procedures to strengthen our distribution capabilities. We believe that Mr. Shetler, in this new position of Vice President-Corporate Development, will enhance the Company’s future growth prospects.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. A new distribution facility is scheduled to open in New Orleans, Louisiana in the fourth quarter of this year. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  A more detailed discussion of risks attendant to the

Page 2 of News Release dated October 1, 2007.

forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.